                                                                    Exhibit 99.2
                                                                    ------------


FOR IMMEDIATE RELEASE


Contacts: Heide Erickson, Investors (612-830-3332)
          Kevin Whalen, Media (612-841-6259)

                         JOSTENS TO FOCUS GROWTH EFFORTS
                               ON SCHOOL BUSINESS

                  Organizational Changes Expected to Result in
                    $20 Million Pre-tax, Nonrecurring Charge

     MINNEAPOLIS, Dec. 28, 1999 - Jostens Inc. (NYSE: JOS) said today that it is aligning its organization to spur growth in its school-based business segment, following a period of internally focused infrastructure improvement. To complete that alignment, the company said its fourth-quarter results are expected to include a nonrecurring charge of about $20 million pre-tax, or $13.2 million and 40 cents per diluted share after tax.

     Excluding the nonrecurring charge, the company continues to expect to report earning per diluted share between $1.55 and $1.65 for the full year.

     Included in the nonrecurring charge are costs to eliminate about 100 full-time positions, from all levels of employment, primarily in corporate staff functions. Those reductions include the positions of chief operating officer, vice president of consumer marketing and channel development and two vice presidents.

     "These actions will return our cost structure to a more normalized level, create a clear organizational focus on our school business and streamline our organization to enable quicker, more nimble decision-making," said Robert C. Buhrmaster, chairman, president and chief executive officer.

     The company said it is exploring strategic alternatives, including partnerships and alliances for its Recognition segment, which provides companies with programs to recognize employee service. Recognition represented about 13 percent of Jostens' overall sales last year.

                                    - more -

Jostens to Focus Growth Efforts/Page 2

     Separately, the company announced today that it has reached a definitive agreement to be acquired by a company controlled by Investcorp, a global investment group. The nonrecurring charge is related to the company's ongoing business plans and is not related to the Investcorp transaction.

Nonrecurring Charge

     The nonrecurring charge will cover the following actions:

          o Eliminating about 100 full-time positions, primarily in corporate staff functions, that had been devoted to now-completed infrastructure projects. About $4.9 million of the pre-tax charge is for expected separation costs.

          o Exiting the internal direct mail activity to college alumni, a unit called Jostens Direct, that had 1998 sales of $7 million. The company will continue to service the college alumni market in other ways. This step will result in a write off of $4 million pre-tax in goodwill.

          o Writing off $6.5 million pre-tax in development work primarily for account and product configurator software that will not be put into service; and

          o Writing off about $4.6 million of goodwill associated with the company's 1997 purchase of a retail class ring line. Retail outlets will continue to be an important market for Jostens, but new product introductions will be more focused. In 1998, retail channel sales were about $7 million.

     The company said its actions covered by the charge are expected to reduce ongoing general and administrative costs by about $8.5 million pre-tax a year, starting in 2000.

     "The fundamentals of our business are excellent, and we are concluding a good fall season," Buhrmaster said. "As we enter 2000, our infrastructure is solid and we have reaffirmed that our most valuable growth opportunities reside in the school-based market -- the market we know best. The changes we're announcing today will enable us to drive our company forward in positive and exciting ways."

                                    - more -

Jostens to Focus Growth Efforts/Page 3

     Jostens is a leading provider of products, programs and services that help people celebrate important moments, recognize achievements and build affiliations. The company's products include yearbooks, class rings, graduation products, school photography, achievement awards, and products for athletic champions and their fans. Jostens had 1998 sales of $771 million.

     Certain information in this news release does not relate to historical financial information and may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause the company's actual results in the future to differ materially from its historical results and those presently anticipated or projected.

     Among these risks and uncertainties are general economic conditions, especially during peak buying seasons for the company's products and services; competitive pricing and program changes; manufacturing performance; the company's relationship with its sales force; the company's ability to respond to customer change orders and delivery schedules; fashion and demographic trends; the company's ability to control costs; to attract and retain high-quality employees; and the company's ability to maintain its customer base and finalize significant transactions. Other factors that could cause the company's results to differ materially from those contained in its forward-looking statements are included in the Jostens Annual Report on Form 10-K for 1998 and other documents recently filed by the company with the Securities and Exchange Commission.

                                      -30-